UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2016

XTERA COMMUNICATIONS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37617	38-3394611
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Bethany Drive, Suite 100 Allen, Texas		75013
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (972) 649-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 26, 2016, Xtera Communications, Inc., a Delaware corporation (the “Company”), received a notice letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, based upon the closing bid price of the Company’s common stock for the last 30 consecutive business days, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq will provide the Company with a period of 180 calendar days, or until March 27, 2017, in which to regain compliance with the minimum bid price requirement. In order to regain compliance, the closing bid price of the Company’s common stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period.

The September 26, 2016 letter is in addition to the letter that the Company received from Nasdaq on August 17, 2016, notifying the Company of its failure to maintain a minimum stockholders’ equity of $10 million, as required by Nasdaq Marketplace Rule 5450(b)(1)(A), which was previously disclosed by the Company in a Form 8-K filed on August 22, 2016. The Company has until October 3, 2016 to demonstrate compliance with the minimum stockholders’ equity requirement.

The notification letters received from Nasdaq have no immediate effect on the listing of the Company's common stock at this time. The Company has not yet determined what actions or responses, if any, the Company will take regarding the non-compliance. The Company continues to pursue a variety of strategic initiatives to address its liquidity needs, including the sale of all or a portion of its business, certain financing activities as well as restructuring alternatives. There can be no assurance that the Company will successfully be able to resolve its current liquidity situation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

XTERA COMMUNICATIONS, INC.

Date: September 30, 2016	By:	/s/ Joseph R. Chinnici
Joseph R. Chinnici
Chief Financial Officer and Secretary